Exhibit 99.1

Charles River Announces Second-Quarter 2010 Results

– Sales of $292 Million –

– GAAP Earnings per Share of $0.22 and Non-GAAP Earnings per Share of $0.49 –

– Reduces Sales and EPS Guidance for 2010 –

WILMINGTON, Mass.--(BUSINESS WIRE)--August 2, 2010--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the second quarter of 2010. For the quarter, net sales were $292.1 million, a decline of 5.2% from $308.2 million in the second quarter of 2009. Foreign currency translation reduced the sales growth rate by 0.1%. A modest sales increase in the Research Models and Services (RMS) segment was offset by lower sales for the Preclinical Services (PCS) segment.

On a GAAP basis, net income attributable to common shareholders for the second quarter of 2010 was $14.5 million, or $0.22 per diluted share, compared to net income of $34.2 million, or $0.52 per diluted share, for the second quarter of 2009.

On a non-GAAP basis, net income was $32.1 million for the second quarter of 2010, compared to $43.1 million for the same period in 2009, a decrease of 25.5%. Second-quarter diluted earnings per share on a non-GAAP basis were $0.49, a decrease of 25.8% compared to $0.66 per share in the second quarter of 2009. Both the GAAP and non-GAAP results were impacted by lower sales volume and higher costs related to the Company’s enterprise resource planning (ERP) initiative, offset in part by cost-savings actions implemented throughout 2009 and in the first quarter of 2010.

James C. Foster, Chairman, President and Chief Executive Officer, said, “We are disappointed that market demand for outsourced preclinical services did not rebound during the second quarter as we had previously expected. We continue to have extensive discussions with our biopharmaceutical clients, who maintain their intentions to build larger, strategic partnerships with us and increase the amount of outsourced activity. However, the timing of these decisions remains unclear and we do not believe that it is imminent. While our results provide reassurance that preclinical demand appears to have stabilized, positive indications such as the increased number of inquiries and improved June bookings are offset by their value, which is lower due to pricing. Therefore, we now expect PCS sales to be flat sequentially for the remainder of the year, and have tempered our RMS outlook to reflect lower sales of research models associated with preclinical studies. As a result, we have lowered our sales and EPS guidance for 2010.”

Second-Quarter Segment Results

Research Models and Services (RMS)

Sales for the RMS segment were $167.1 million in the second quarter of 2010, an increase of 0.9% from $165.7 million in the second quarter of 2009. Foreign currency translation reduced the sales growth rate by 1.0%. Excluding the effect of foreign exchange, RMS sales improved by 1.9% as strong growth of In Vitro products and contributions from the Piedmont and Cerebricon acquisitions (May and August 2009, respectively) were partially offset by lower sales of large models. The sequential decline in RMS sales from the first quarter of 2010 was driven primarily by foreign exchange, particularly the weakening of the Euro, as well as the large models business.

In the second quarter of 2010, the RMS segment’s GAAP operating margin was 28.3% compared to 30.7% for the second quarter of 2009. On a non-GAAP basis, the operating margin decreased to 29.1% from 31.9% in the second quarter of 2009. The margin decline was primarily attributable to lower sales volume of large models, as well as higher information technology and compensation costs.

Preclinical Services (PCS)

Second-quarter 2010 net sales for the PCS segment were $125.0 million, a decrease of 12.3% from $142.5 million in the second quarter of 2009. The PCS sales decline was due primarily to continued measured demand for our services from large pharmaceutical and biotechnology companies, as well as stable but lower than historical prices. Significantly lower sales of our clinical Phase I services also contributed. The sales decline was partially offset by the positive effect of foreign currency translation, which increased the growth rate by 0.8%.

A greater proportion of short-term, less complex studies in the sales mix, lower sales of clinical Phase I services and the continued impact of lower prices, partially offset by cost-saving actions, resulted in lower operating margins for the PCS segment. The second-quarter 2010 GAAP operating margin declined to 3.8% from 11.5% in the second quarter of 2009. On a non-GAAP basis, the operating margin declined to 12.0% from 17.2% in the second quarter of 2009. The PCS operating margin did improve sequentially by 270 basis points on a non-GAAP basis and 400 basis points on a GAAP basis when compared to the first quarter of 2010, driven primarily by the Company’s plan to suspend operations at its PCS Massachusetts facility and transition clients to other sites within the global PCS network.

Six-Month Results

For the first six months of 2010, net sales decreased by 3.3% to $589.4 million from $609.7 million in the same period in 2009. Foreign currency translation benefited net sales growth by 1.6%.

On a GAAP basis, net income attributable to common shareholders was $31.8 million, or $0.48 per diluted share, for the first half of 2010, compared to $59.6 million, or $0.91 per diluted share, for the same period in 2009.

On a non-GAAP basis, net income for the first six months of 2010 was $61.5 million, or $0.93 per diluted share, compared to $81.3 million, or $1.24 per diluted share, for the same period in 2009.

Research Models and Services (RMS)

For the first six months of 2010, RMS net sales were $339.3 million, an increase of 3.7% from first-half 2009 net sales of $327.2 million, with foreign currency translation contributing 1.0% to the increase. The RMS segment’s GAAP operating margin was 28.7% in the first half of 2010, compared to 30.1% for the prior-year period. On a non-GAAP basis, the operating margin was 29.8% compared to 31.7% in the first six months of 2009.

Preclinical Services (PCS)

For the first six months of 2010, PCS net sales were $250.1 million, a decrease of 11.5% from first-half 2009 net sales of $282.5 million. Foreign currency translation benefited net sales growth by 2.4%. On a GAAP basis, the PCS segment operating margin was 1.8% in the first half of 2010, compared to 9.5% in the prior-year period. On a non-GAAP basis, the operating margin was 10.7% in the first half of 2010 compared to 16.4% for the same period in 2009.

Items Excluded from Non-GAAP Results

Items excluded from non-GAAP results in the second quarter of 2010 and 2009 were as follows:

($ in millions)	2Q10	2Q09
Amortization of intangible assets	$6.0	$7.2
Severance related to cost-saving actions	2.1	1.7
Impairment and other charges (1)	0.0	0.2
Operating losses for PCS Massachusetts, PCS Arkansas and clinical Phase I Scotland	3.5	1.1
Costs associated with evaluation of acquisitions	8.3	0.4
Convertible debt accounting	3.2	2.7
Tax expense from cash repatriation	2.7	--

(1) In the second quarter of 2009, these items were related primarily to costs associated with the Company’s divestiture of its clinical Phase I business in Scotland on May 15, 2009.

Items excluded from non-GAAP results in the first half of 2010 and 2009 are as follows:

($ in millions)	1H10	1H09
Amortization of intangible assets	$13.2	$13.4
Severance related to cost-saving actions	4.8	8.8
Impairment and other charges (1)	0.9	1.8
Operating losses for PCS Massachusetts, PCS Arkansas and clinical Phase I Scotland	7.0	2.7
Costs associated with evaluation of acquisitions	8.4	0.6
Convertible debt accounting	6.3	5.1
Tax expense from cash repatriation	2.7	--

(1) In the first half of 2010, these items were related primarily to an asset impairment associated with the Company’s planned disposition of its PCS facility in Arkansas. In the first half of 2009, these items were related primarily to an asset impairment charge and costs associated with the Company’s divestiture of its clinical Phase I business in Scotland and additional miscellaneous expenses.

2010 Guidance

The Company is reducing its forward-looking guidance for 2010, which was originally provided on February 8, 2010. This guidance now assumes that PCS sales in the second half of 2010 will remain flat when compared to the first half of the year. RMS sales for the remaining two quarters of the year are expected to decline moderately from the second-quarter 2010 level, due largely to continued softness in demand for research models used in toxicology and normal seasonality. For the full year, RMS sales are expected to remain flat to slightly above the 2009 level. The sales guidance has also been updated to reflect negative movements in foreign currency translation, which is now expected to reduce sales growth by approximately 1.0% compared to 2009.

2010 GUIDANCE	REVISED	PRIOR
Net sales	2%-3% decrease	Low single-digit growth
GAAP EPS estimate	$0.71 - $0.81	$1.57 - $1.77
Amortization of intangible assets	$0.27	$0.30
Severance costs and operating losses primarily attributable to suspension of PCS Massachusetts operations	$0.16	$0.20
Impairment and other charges (1)	$0.01	--
Costs associated with the evaluation of acquisitions (2)	$0.58	--
Convertible debt accounting	$0.13	$0.13
Tax expense from cash repatriation	$0.04	--
Non-GAAP EPS estimate	$1.90 - $2.00	$2.20 - $2.40

(1) These items are primarily related to an asset impairment in the first half of 2010 associated with the Company’s planned disposition of its PCS facility in Arkansas.

(2) This item is an estimate of the advisory fees, breakup fee and related deal costs primarily associated with the proposed acquisition of WuXi PharmaTech (Cayman) Inc.

Webcast Rescheduled

Charles River Laboratories has rescheduled its live webcast to Monday, August 2, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of non-GAAP financial measures to comparable GAAP financial measures on the website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude amortization of intangible assets and other charges related to our acquisitions, expenses associated with evaluating acquisitions (including costs related to the termination of the proposed acquisition of WuXi), charges and operating losses attributable to our businesses we plan to close or divest, severance costs associated with our 2009 and 2010 cost-saving actions, tax expense associated with the repatriation of cash into the United States, and the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding our projected 2010 financial performance including sales and earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), our expectations regarding stock repurchases; the development and performance of our services and products; market and industry conditions including the outsourcing of these services and present spending trends by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 19, 2010, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our approximately 8,000 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009

Total net sales	$292,104	$308,159	$589,449	$609,685
Cost of products sold and services provided	191,740	193,696	389,168	387,002
Gross margin	100,364	114,463	200,281	222,683
Selling, general and administrative	66,127	56,582	129,368	118,760
Amortization of intangibles	6,033	7,219	13,207	13,368
Operating income	28,204	50,662	57,706	90,555
Interest income (expense)	(6,843)	(4,942)	(12,453)	(9,546)
Other income (expense)	(736)	1,565	(1,147)	1,303
Income before income taxes	20,625	47,285	44,106	82,312
Provision for income taxes	6,530	13,630	13,011	23,788
Net income	14,095	33,655	31,095	58,524
Noncontrolling interests	359	499	741	1,035
Net income attributable to common shareowners	$14,454	$34,154	$31,836	$59,559

Earnings per common share
Basic	$0.22	$0.53	$0.49	$0.91
Diluted	$0.22	$0.52	$0.48	$0.91

Weighted average number of common shares outstanding
Basic	65,289,617	65,046,023	65,381,634	65,467,929
Diluted	65,874,284	65,222,498	66,017,118	65,615,498

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

	June 26, 2010	December 26, 2009
Assets
Current assets
Cash and cash equivalents	$219,077	$182,574
Trade receivables, net	218,695	196,947
Inventories	96,571	102,723
Other current assets	73,705	113,357
Total current assets	608,048	595,601
Property, plant and equipment, net	837,580	865,743
Goodwill, net	500,585	508,235
Other intangibles, net	144,025	160,292
Deferred tax asset	12,926	18,978
Other assets	53,473	55,244
Total assets	$2,156,637	$2,204,093

Liabilities and Equity
Current liabilities
Current portion of long-term debt & capital leases	$26,774	$35,413
Accounts payable	29,681	31,232
Accrued compensation	49,215	45,522
Deferred revenue	61,651	72,390
Accrued liabilities	59,570	49,997
Other current liabilities	19,169	15,219
Total current liabilities	246,060	249,773
Long-term debt & capital leases	409,441	457,419
Other long-term liabilities	107,119	123,077
Total liabilities	762,620	830,269
Total equity	1,394,017	1,373,824
Total liabilities and equity	$2,156,637	$2,204,093

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Research Models and Services
Net sales	$167,140	$165,682	$339,345	$327,172
Gross margin	71,346	71,206	145,625	139,519
Gross margin as a % of net sales	42.7%	43.0%	42.9%	42.6%
Operating income	47,258	50,894	97,242	98,338
Operating income as a % of net sales	28.3%	30.7%	28.7%	30.1%
Depreciation and amortization	8,811	8,049	18,532	15,722
Capital expenditures	6,245	6,307	11,205	13,931

Preclinical Services
Net sales	$124,964	$142,477	$250,104	$282,513
Gross margin	29,018	43,257	54,656	83,164
Gross margin as a % of net sales	23.2%	30.4%	21.9%	29.4%
Operating income	4,728	16,336	4,465	26,882
Operating income as a % of net sales	3.8%	11.5%	1.8%	9.5%
Depreciation and amortization	14,778	14,851	29,319	29,148
Capital expenditures	2,187	14,130	6,520	31,131

Unallocated Corporate Overhead	$(23,782)	$(16,568)	$(44,001)	$(34,665)

Total
Net sales	$292,104	$308,159	$589,449	$609,685
Gross margin	100,364	114,463	200,281	222,683
Gross margin as a % of net sales	34.4%	37.1%	34.0%	36.5%
Operating income	28,204	50,662	57,706	90,555
Operating income as a % of net sales	9.7%	16.4%	9.8%	14.9%
Depreciation and amortization	23,589	22,900	47,851	44,870
Capital expenditures	8,432	20,437	17,725	45,062

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED) (1)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Research Models and Services
Net sales	$167,140	$165,682	$339,345	$327,172
Operating income	47,258	50,894	97,242	98,338
Operating income as a % of net sales	28.3%	30.7%	28.7%	30.1%
Add back:
Amortization related to acquisitions	1,324	1,745	3,724	2,632
Severance	-	139	-	2,848
Operating income, excluding specified charges (Non-GAAP)	$48,582	$52,778	$100,966	$103,818
Non-GAAP operating income as a % of net sales	29.1%	31.9%	29.8%	31.7%

Preclinical Services
Net sales	$124,964	$142,477	$250,104	$282,513
Operating income	4,728	16,336	4,465	26,882
Operating income as a % of net sales	3.8%	11.5%	1.8%	9.5%
Add back:
Amortization related to acquisitions	4,710	5,474	9,483	10,735
Severance	2,118	1,535	4,774	4,311
Impairment and other charges (2)	(41)	85	945	1,612
Operating losses for PCS Arkansas, PCS Massachusetts & Phase 1 Scotland	3,538	1,139	7,009	2,682
Operating income, excluding specified charges (Non-GAAP)	$15,053	$24,569	$26,676	$46,222
Non-GAAP operating income as a % of net sales	12.0%	17.2%	10.7%	16.4%

Unallocated Corporate Overhead	$(23,782)	$(16,568)	$(44,001)	$(34,665)
Add back:
Severance	25	5	41	1,653
Impairment and other charges (2)	-	86	-	183
Costs associated with the evaluation of acquisitions	7,280	410	7,397	639
Convertible debt accounting (3)	54	53	107	97
Unallocated corporate overhead, excluding specified charges (Non-GAAP)	$(16,423)	$(16,014)	$(36,456)	$(32,093)

Total
Net sales	$292,104	$308,159	$589,449	$609,685
Operating income	28,204	50,662	57,706	90,555
Operating income as a % of net sales	9.7%	16.4%	9.8%	14.9%
Add back:
Amortization related to acquisitions	6,034	7,219	13,207	13,367
Severance	2,143	1,679	4,815	8,812
Impairment and other charges (2)	(41)	171	945	1,795
Operating losses for PCS Arkansas, PCS Massachusetts & Phase 1 Scotland	3,538	1,139	7,009	2,682
Costs associated with the evaluation of acquisitions	7,280	410	7,397	639
Convertible debt accounting (3)	54	53	107	97
Operating income, excluding specified charges (Non-GAAP)	$47,212	$61,333	$91,186	$117,947
Non-GAAP operating income as a % of net sales	16.2%	19.9%	15.5%	19.3%

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2)	For the three months ended June 27, 2009, these items were related primarily to costs associated with the Company’s divestiture of its clinical Phase I business in Scotland on May 15, 2009. For the six months ended June 26, 2010, these items were related primarily to an asset impairment associated with the Company’s planned disposition of its PCS facility in Arkansas. For the six months ended June 27, 2009, these items were related primarily to an asset impairment charge and costs associated with the Company’s divestiture of its clinical Phase I business in Scotland and additional miscellaneous expenses.

(3)	This item includes the impact of convertible debt accounting adopted at the beginning of 2009, which increased depreciation expense.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (1)
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009

Net income attributable to common shareholders	$14,454	$34,154	$31,836	$59,559
Add back:
Amortization related to acquisitions	6,034	7,219	13,207	13,367
Severance	2,143	1,679	4,815	8,812
Impairment and other charges (2)	(41)	171	945	1,795
Operating losses for PCS Arkansas, PCS Massachusetts & Phase 1 Scotland	3,538	1,139	7,009	2,682
Costs associated with the evaluation of acquisitions	8,313	410	8,430	639
Convertible debt accounting, net (3)	3,166	2,688	6,282	5,085
Tax expense from repatriation	2,690	-	2,690	-
Tax effect	(8,182)	(4,331)	(13,760)	(10,620)
Net income, excluding specified charges (Non-GAAP)	$32,115	$43,129	$61,454	$81,319

Weighted average shares outstanding - Basic	65,289,617	65,046,023	65,381,634	65,467,929
Effect of dilutive securities:
Stock options and contingently issued restricted stock	584,667	173,182	635,484	144,342
Warrants	-	3,293	-	3,227
Weighted average shares outstanding - Diluted	65,874,284	65,222,498	66,017,118	65,615,498

Basic earnings per share	$0.22	$0.53	$0.49	$0.91
Diluted earnings per share	$0.22	$0.52	$0.48	$0.91

Basic earnings per share, excluding specified charges (Non-GAAP)	$0.49	$0.66	$0.94	$1.24
Diluted earnings per share, excluding specified charges (Non-GAAP)	$0.49	$0.66	$0.93	$1.24
(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2)	For the three months ended June 27, 2009, these items were related primarily to costs associated with the Company’s divestiture of its clinical Phase I business in Scotland on May 15, 2009. For the six months ended June 26, 2010, these items were related primarily to an asset impairment associated with the Company’s planned disposition of its PCS facility in Arkansas. For the six months ended June 27, 2009, these items were related primarily to an asset impairment charge and costs associated with the Company’s divestiture of its clinical Phase I business in Scotland and additional miscellaneous expenses.

(3)	For the three and six months ended June 26, 2010, this includes the impact of convertible debt accounting adopted at the beginning of 2009, which increased interest expense by $3,113 and $6,175 and depreciation expense by $54 and $107, respectively. For the three and six months ended June 27, 2009, this item includes the impact of convertible debt accounting which increased interest expense by $2,906 and $5,766, capitalized interest by $271 and $778 and depreciation expense by $53 and $97, respectively.

CONTACT:
Charles River Laboratories International, Inc.
Investor Contact:
Susan E. Hardy, 781-222-6190
Corporate Vice President, Investor Relations
susan.hardy@crl.com
or
Media Contact:
Amy Cianciaruso, 781-222-6168
Director, Public Relations
amy.cianciaruso@crl.com